STRATEGIC MARKET DEVELOPMENT AGREEMENT

                                 by and between

The Tirex Corporation                       TIREX EUROPE S.L.
3828 St. Patrick Street              and    Calle Castello 24, 2nd D,
Montreal, Quebec H4E 1A4                    28001 Madrid
Canada                                      Spain
referred to herein as "Tirex" party         referred to hereinafter as "TIREX
of the first part,                          EUROPE S.L.", party of the second
                                            part


                                   WITNESSETH

WHEREAS Tirex has developed a unique technology for recycling waste tyres through a cryogenic process and a patented disintegration process, hereinafter referred to as the "TCS- System", and

WHEREAS Tirex wishes to engage in a Strategic Market Development Agreement with a European partner willing and able to market, sell and provide market support services on both pre-sale and on a post-sale basis, Tirex's patented tyre recycling technology (TCS System) and subsequent versions thereof in territories to be agreed upon, and

WHEREAS TIREX EUROPE S.L. established under the laws of Spain and will, initially, be represented by Alan Crossley and Lawrence Culliford, and

WHEREAS, Alan Crossly, a proposed shareholder of TIREX EUROPE S.L. has previously acted as the European representative of Tirex since 1996, and

WHEREAS Alan Crossly and Lawrence Culliford represent that they have potential customers with the financial capability to purchase at least forty (40) TCS Systems over a period of forty (40) consecutive months,

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         1.1 Existing customer shall be defined as any person or corporation having already concluded a purchase and sale transaction with The Tirex Corporation or with Tirex Europe respecting a TCS System or any person or corporation related to an existing customer of The Tirex Corporation or Tirex Europe by virtue of being a subsidiary or affiliate company of the existing customer or being controlled by a subsidiary or affiliate corporation of the existing customer, being controlled by a person related to the shareholders of the existing customer, or being controlled by a common shareholder group which controls the existing customer.

         1.2 New customer shall be defined as any person or corporation not having already concluded a purchase and sale transaction with
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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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                  The Tirex Corporation or with Tirex Europe respecting a TCS
                  System or any person or corporation not related to an existing customer of The Tirex Corporation or Tirex Europe by virtue of being a subsidiary or affiliate company of the existing customer nor being controlled by a subsidiary or affiliate corporation of the existing customer, nor being controlled by a person related to the shareholders of the existing customer, nor being controlled by a common shareholder group which controls the existing customer.

         1.3 Related person shall have the same definition as is defined in the Income Tax Act of Canada.

         1.4 Associated or related company shall have the same definition as is defined in the Income Tax of Canada.

         1.5 Common Shareholder Group shall mean a group of shareholders and persons related thereto which have a controlling shareholder interest in more than one company where such companies are not otherwise related to each other.

2.       PURPOSE OF THE AGREEMENT

         2.1 The purpose of this Agreement is to establish the basis of a working relationship between The Tirex Corporation and TIREX EUROPE S.L. for purposes of marketing and selling TCS Systems, and subsequent versions thereof, and providing market support services on both a pre-sale and on a post-sale basis to customers in specified territories.

3.       INITIAL CLIENT

         3.1 The Initial Client shall be defined as AMC Holdings, and any person or corporation related to AMC Holding or its shareholders as defined in Articles 1.3, 1.4 and 1.5 preceding.

4.       APPOINTMENT AS EXCLUSIVE REPRESENTATIVE RESPECTING THE INITIAL CLIENT

         4.1 The Tirex Corporation agrees to recognize TIREX EUROPE S.L. as the exclusive representative with respect to the Initial Client for sale of TCS Systems.

5.       APPOINTMENT AS STRATEGIC MARKET DEVELOPMENT PARTNER

         5.1 The Tirex Corporation agrees to recognize TIREX EUROPE S.L. as a "Strategic Market Development Partner" of TCS Systems, and subsequent versions thereof, within the "Territory".

         5.2 The Tirex Corporation agrees to name TIREX EUROPE S.L. as a Strategic Market Development Partner in promotional documentation respecting TCS Systems to be distributed in the Territory.

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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         5.3      TIREX EUROPE S.L. agrees to include on its letterhead and
                  similar or related documents, including marketing documents respecting TCS Systems, a reference to the effect that TIREX EUROPE S.L. is a Tirex Accredited Strategic Market Development Partner.

         5.4 Tirex and TIREX EUROPE S.L. agree that, in respect of business development activities within the Territory, they will cooperate with respect to the pricing, control, production coordination and installation and delivery of all TCS Systems and related equipment, and, as required, in collaboration with Tirex-accredited manufacturing sub-contractors.

6.       TERRITORY

         6.1 The territory shall include those countries which appear in Annex "A", attached to the present Agreement, as it may be modified by mutual consent from time to time.

         6.2 During the term of this Agreement and any extensions thereto, Tirex agrees to inform TIREX EUROPE S.L. of possible customers within the Territory which Tirex becomes aware of and to offer to TIREX EUROPE S.L. a sixty-day Right of First Refusal to serve such possible customers, and TIREX EUROPE S.L. similarly agrees to inform TIREX of possible customers outside the Territory which TIREX EUROPE S.L. becomes aware of, and to offer to Tirex a sixty-day Right of First Refusal to serve such possible customers directly.

7.       SCOPE OF ACTIVITIES

         7.1 The activities of TIREX EUROPE S.L. with encompass, without limitation, some or all of the following activities:

                  7.1.1 Marketing, selling and assuring market support activities, including after-sales servicing of such systems sold to third parties.

                  7.1.2 Subsequent to the guarantee period respecting the sale and installation of any specific TCS-1 System, assuring through subcontractors acceptable to Tirex, after-sales service to the customer.

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                  7.1.3    Participating actively in the development of the
                           market for rubber crumb by fostering the marketing of crumb produced by owners of the TCS Systems in the Territory, possibly through repurchase agreements with such other owners.

                  7.1.4 Investigating and promoting the development of downstream activities, notably the production and marketing of products incorporating rubber crumb, either for its own account, or through agreements with other companies.

8.       RECOGNITION OF OWNERSHIP OF THE TECHNOLOGY

         8.1 The Tirex Corporation is the sole owner of its technology including any future improvements made to the technology by Tirex personnel.

         8.2 All TCS Systems sold by TIREX EUROPE S.L. will prominently display the name "Tirex".

         8.3 All contracts relating to the sale of TCS Systems within the Territory are to be signed by the Customer and TIREX EUROPE S.L. and ratified or approved by Tirex. TIREX EUROPE S.L. agrees to inform Tirex promptly of pending negotiations with potential customers with a view to expediting the approval or ratification process by Tirex. Furthermore, Tirex reserves the right to deliver those documents which may be required to empower in advance TIREX EUROPE S.L. or any other party to ratify or approve contracts negotiated by TIREX EUROPE S.L. and the customer.

9.       OBLIGATIONS OF THE PARTIES

         9.1      TIREX

                  9.1.1 To provide TIREX EUROPE S.L. with a complete marketing package including adequate technical documentation as may be required to effectively market and sell TCS Systems within the Territory. Included in such package will be system specifications, performance specifications and data respecting resource input requirements (such as energy consumption) and output profiles.

                  9.1.2 To provide technical support by Tirex engineers, as and when required by TIREX EUROPE S.L., in order to assist in selling TCS Systems in the Territory.

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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                  9.1.3    To furnish TIREX EUROPE S.L. with prompt and complete
                           information regarding product development, updates, improvements, innovations or applications.

                  9.1.4 To lend marketing support as required, especially during the launch phase of TIREX EUROPE S.L.. Without limitation, such support would include samples of crumb produced by TCS Systems, up-to-date information on the TCS System performance, operating costs and system requirements.

                  9.1.5 TIREX EUROPE S.L. will be responsible for selecting, contracting and overseeing subcontractors in the Territory and may request Tirex's advice and opinion regarding the suitability and qualifications of subcontractors, but Tirex will not be responsible in the event of subcontractors failing to perform according to contract. Tirex reserves the right to veto the approval by TIREX EUROPE S.L. of a contractor or subcontractor should Tirex feel such approval to be counter to the interest of Tirex.

         9.2      TIREX EUROPE S.L.

                  9.2.1 In consideration for its appointment as "Exclusive Representative Respecting The Client and as "Strategic Market Development Partner" of TCS Systems in the territory, TIREX EUROPE S.L. agrees to provide Tirex with a quarterly sales objectives report which will include the location of customers, the location or locations where they wish to install TCS Systems, the proposed timing of installation of such Systems, and the expected capacity of the Systems to be installed, by location, for the next thirty-six months. This Report, together with a status report on proposed sales by location, shall thereafter be filed quarterly and shall cover a three- year period on a forward basis. Tirex undertakes to hold the information contained in these reports as confidential and agrees not to divulge it to any third party without the written consent of TIREX EUROPE S.L.

                  9.2.2 Tirex agrees that TIREX EUROPE S.L. will be the primary contact with respect to customers identified by TIREX EUROPE S.L. in the sales objectives report referred to in Article 9.2.1 preceding. Other than for direct contacts made with the knowledge of TIREX EUROPE S.L., Tirex and TIREX EUROPE S.L. agree that, for purposes of servicing the customers in the Sales Objectives Report, referred to in Article 9.2.1. preceding, in respect of sale of TCS Systems, Tirex

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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                           will not unilaterally and directly contact such
                           customers interested in installing TCS Systems in specified locations until twelve (12) months after the date TIREX EUROPE S.L. forecasts receiving a purchase order from such customer(s) for that (those) location(s) and then only if such purchase order(s) has (have) not been received and a deposit(s) from that (those) customer(s) for that (those) location(s) will not have been received. If, after a period of twelve (12) months following the month TIREX EUROPE S.L. forecasts receiving a Purchase Order and deposit from such a customer, no such purchase order or deposit is received, and if TIREX EUROPE S.L. will have not replaced such customer with a different customer in the same region, Tirex will have the right to contact the potential original customer directly.

                  9.2.3 TIREX EUROPE S.L. agrees to identify and attract qualified companies within the Territory, in accordance with terms previously discussed with Tirex, such terms to include price, discounts of any kind including quantity, discounts and early payment discounts, payment schedule, delivery schedule, penalty clauses for late delivery, warranties, responsibility for freight and in-transit insurance costs. For purposes of this Article, a qualified customer is one which, after due diligence examination, a written copy of which is to be provided to Tirex, has the required financial and non-financial resources and the required government permits to respect all of the terms of the Components Purchase Agreement to which that customer will become a party. So as to facilitate and expedite the due diligence examination, and as provided in Article 8.3 preceding, TIREX EUROPE S.L. agrees to inform Tirex promptly of pending negotiations with potential customers.

                  9.2.4 In addition to the marketing and selling of TCS Systems within the Territory, TIREX EUROPE S.L. can provide the following services at its own expenses within the Territory:

                           9.2.4.1  Provide market and customer technical
                                    support.

                           9.2.4.2 Provide customer support regarding financial issues having an impact on their actual or proposed TCS System purchases.

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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                           9.2.4.3  Provide turnkey solution planning to
                                    customers.

                           9.2.4.4 System localization and translation of documentation.

                           9.2.4.5 Coordination of manufacturing activities with partners and suppliers.

                           9.2.4.6  Warranty management and support.

                           9.2.4.7 Coordination and consulting respecting product development and improvement.

                           9.2.4.8  Application Engineering and remote
                                    monitoring.

                           9.2.4.9  Crumb rubber market development.

                           9.2.4.10 New application Research and Management.

                  9.2.5 In consideration for its appointment as "Strategic Market Development Partner" of TCS Systems in the territory, TIREX EUROPE S.L. shall pay to Tirex, in accordance with Article 6.2.5 following, the sum of US$500,000.

                  9.2.6 Subject to Article 9.2.7 and Article 9.2.8 following, the US$500,000 consideration to be paid by TIREX EUROPE S.L. to Tirex shall be paid in relation to the first ten TCS Systems sold.

                  9.2.7 The US$50,000 payable upon sale of a system shall be payable within one hundred and eighty (180) days following the signing of the purchase and sale agreement with the customer and the receipt of a deposit from said customer.

                  9.2.8 Any unpaid balance of the US$500,000 due to The Tirex Corporation twelve (12) months following the effective date of this Agreement shall become due and payable immediately.

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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10.      STRUCTURE OF FINANCIAL COMPENSATION TO THE PARTIES

         10.1 The division of financial rewards resulting from a sale of a TCS System in accordance with Article 10.4 following will be based on the net proceeds of the sale, as defined in Article
                  10.2 following.

         10.2 The net proceeds of the sale will be defined as the net selling price of the TCS System, net of sales, use or value-added taxes which might be imposed by a government, net of financing costs if these are incurred as a result of TIREX EUROPE S.L. providing the financing and net of manufacturing costs. To be mutually agreed upon.

                  /s/MA

         10.3 The selling price of the system will include a mark-up of not less than 43% on the ex-works manufacturing costs, prior to quantity and other agreed discounts.

         10.4 For first six systems sold to the Initial Client, the net proceeds from the sale of TCS Systems shall be divided 55% for the Tirex Corporation and 45% for Tirex Europe.

                  For subsequent sales to the Initial Client or to any other customer, the net proceeds from the sale of TCS Systems shall be divided as follows:

                  System Sold         Due to Tirex Corporation   Due to Tirex Europe
                  -----------         ------------------------   -------------------

                  New Customer                   55%                     45%
                  Second sale to                 60%                     40%
                  Existing Customer
                  Third Sale to                  65%                     35%
                  Existing Customer
                  Fourth Sale to                 70%                     30%
                  Existing Customer

                  It is understood that after the sales of every four systems to the same customer, the terms and conditions will revert to the initial terms and conditions, that is to say the net proceeds from the sale of the fifth system shall be divided 55% for the Tirex Corporation and 45% for Tirex Europe, the sixth shall be divided 60% for the Tirex Corporation and 40% for Tirex Europe and so on. For purposes of calculating the net proceeds due Tirex Europe and the Tirex Corporation under 10.4 where an

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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                  order includes both the sale of TCS-1 and TSC-2 Systems, the sale of a TCS-2 System shall rank ahead of the sale of a TCS-1 System but in alternate order if there is multiple sales of TCS-2 Systems.

         10.5 Subject to Article 6.2, with respect to sales of systems within the Territory realized by Tirex, and for which Tirex-Europe accepts to undertake the responsibilities for pre-sale and post-sale service, Tirex will pay to Tirex-Europe an administrative fee equal to 10% of the net proceeds of the sale as defined in 10.2.

         10.6 In the event that Tirex identifies a customer outside the Territory and requests of TIREX EUROPE S.L. to consummate the sale with said customer, the net proceeds resulting from such sale will be divided between TIREX EUROPE S.L. and Tirex in the same fashion as if the customer had been located within the Territory.

         10.7 All contracts relating to the sale of TCS System within the Territory are to be signed by the Customer and TIREX EUROPE S.L. and shall be accompanied by a written approval or ratification by Tirex or a duly authorized representative of Tirex. Tirex will receive a copy of all such contracts, for information, subject to maintaining their confidentiality. Tirex undertakes not to divulge to any third party the existence or the terms of any sales contract signed by TIREX EUROPE S.L. without the written consent of TIREX EUROPE S.L.

         10.8 TIREX EUROPE S.L. agrees to deposit within three business days of the conclusion of each purchase and sale transaction Tirex's share of the proceeds as defined in 10.3 and 10.4 respectively in a bank designated by Tirex. TIREX-EUROPE agrees to promptly advance to The Tirex Corporation its proportionate share ,in accordance with Article 10.4 preceding, of the excess of progress payments received from customers over the progress payments due or about to be due to contractors and sub-contractors, The Tirex Corporation will provide satisfactory guarantees of the return of progress payments it has received from customers until acceptance of the TCS System sold to the customer is complete.

         10.9 Twelve (12) months following the effective date of this Agreement, the parties agree to review the structure in light of the experience gained during the previous months and, if appropriate, to propose mutually agreeable modifications thereto.

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11.      WARRANTY CLAIMS.

         11.1 Warranty claims, to the extent that such claims cannot be successfully transferred to sub-contractors or other third parties for reasons of defective parts or materials provided by manufacturers or sub-contractors or for defective workmanship, shall be the financial responsibility of Tirex, and shall be dealt with in accordance with the Articles 11.2. to 11.4 inclusively.

         11.2 Administrative responsibility for handling warranty claims shall be borne by TIREX EUROPE S.L. To the extent that such claims cannot be successfully transferred to sub-contractors or other third parties as per Article 11.1 preceding, the differential out-of-pocket costs of handling such claims will be borne by Tirex. For greater clarity, excluded from differential out-of-pocket costs are general overhead costs of Tirex-Europe and any hourly charges in respect of on-going personnel of Tirex-Europe.

         11.3 TIREX EUROPE S.L. will promptly advise The Tirex Corporation of any warranty claims. Depending on the nature of the warranty service required, TIREX EUROPE S.L. and The Tirex Corporation will then decide on the most expeditious and cost-effective manner of dealing with such warranty service as to whether or use direct Tirex personnel or to engage a Territory-based subcontractor to undertake the warranty service.

         11.4 TIREX EUROPE S.L. will prepare brief warranty claims reports for The Tirex Corporation specifying the nature of the claim, the probable cause of the failure and a description of the work required under the warranty claim so as to permit The Tirex Corporation to implement system and component modifications as indicated by claims experience. Similar reports should also be prepared by TIREX EUROPE S.L. for work done on TCS Systems even after the expiration of the warranty period. In the event that a customer contacts The Tirex Corporation directly for after-sales service, the Tirex Corporation will inform TIREX EUROPE S.L. of such direct contact and provide TIREX EUROPE S.L. with the same information as TIREX EUROPE S.L. would normally provide to The Tirex Corporation in the event of after-sales service claims.

         11.5 In the event that Tirex acknowledges financial responsibility for claims under Article 8.1 and does not dispute the amount of the claim, and further does not settle such claims within thirty (30) days, TIREX EUROPE S.L. will have the right to settle such claims directly and deduct the dollar value settled by TIREX EUROPE S.L. from the next amount due to Tirex.

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12.      DURATION.

         12.1 The initial duration of this Agreement will be for a period of four years starting on the effective date of this Agreement (Article 24 following) and, in the absence of renewal as specified in 12.2 following, will terminate on the last day of the month in which the fourth anniversary of its effective date (Article 24 following) actually occurs.

         12.2 This Agreement will be renewed automatically for successive one-year periods unless written notice is given by one party to the other party at least ninety (90) days prior to the expiry date or the renewed expiry date, as the case may be. However, in the event that Tirex serves notice of termination under this article, all provisions of this Agreement shall remain in force in respect of systems ordered prior to the end of this Agreement.

13.      TERMINATION

         13.1 Tirex shall have the right to unilaterally terminate this Agreement on thirty days written notice at any time in the event that TIREX EUROPE S.L. or the shareholders, directors or officers of TIREX EUROPE S.L. willingly undertake actions, legal or illegal, which would cause material harm to Tirex or its shareholders, and where the effect of such actions should have been predictable by an experienced and prudent businessperson ("Just Cause Termination").

         13.2 With the exception of Articles 13.6 and 13.7 following, the provisions of this Article 13 shall apply "mutatis mutandis" in such circumstances where TIREX EUROPE S.L. is the offended party.

         13.3 To be effective, Notice of Just Cause Termination must be delivered by Registered Mail, Courier Service or by hand by a duly authorized director or officer of the offended party or by a court official, or such other person authorized in writing by a director or officer of the offended party to deliver such Notice of Termination for Just Cause.

         13.4 In the event that the offended party serves notice of "Just Cause Termination", as provided for in Article 13.3 preceding, the offending party shall have the right to appeal such termination before the Board of Directors of the offended

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                  party in a meeting to be held no later than three weeks after the date the notice of Termination for Cause was delivered.

         13.5 Termination for cause shall mean termination by the offended party of this Agreement for reason of wilful dishonesty toward, fraud upon, or deliberate injury or attempted injury to, the offended party, by the offending party, its shareholders, director or officers, of by reason of their willful material breach of this Agreement which has resulted in material injury to the offended party. For purposes of this paragraph, no act or failure to act on the part of the offending party, its shareholders, directors or officers shall be considered "willful" or "deliberate" unless done or omitted to be done, by them, alone or collectively, not in good faith and without reasonable belief that their action or omission was in the best interest of the offended party. For greater certainty, but without limitation, "Termination for Just Cause" shall include any illegal acts of such severity as to negatively affect the image of the offended party, and the dissemination of false information respecting the operating and financial capabilities of the offended party.

         13.6 The Tirex Corporation shall have the right to cancel this Agreement if TIREX EUROPE S.L. does not achieve the following sales objectives, where, for purposes of this Article, a sale is defined as TIREX EUROPE S.L.'s having concluded an enforceable purchase and sale agreement with a customer and having received a deposit equal to at least 5% of the total value of the contract from said customer.

                  13.6.1 Three (3) sales of TCS Systems within twelve months of the effective date of this Agreement.

                  13.6.2 Six (6) sales of TCS Systems per year for each year following the first twelve months of this Agreement.

         13.7 In the event that a customer cancels an order within thirty days of having signed a sale and purchase agreement, such sales and purchase agreement will be excluded from the total sales made for purposes of Article 10.6.1. and 10.6.2.

         13.8 For purposes of Article 13.6.1 and 13.6.2, no distinction is made between a TCS-1 versus a TCS-2 System; a sale of either is considered to be one sale.

         13.9 In the event that Tirex terminates this Agreement under the terms of Article 13.6 preceding, any sales made by TIREX

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                  EUROPE S.L. prior to receiving such Notice of Termination
                  shall be honoured by Tirex and all compensation provisions of this Agreement shall remain in force for purposes of those contracts signed prior to Tirex's having served notice to terminate.

         13.10 In the event that TIREX EUROPE S.L. enters into bankruptcy proceedings, Chapter 11 or otherwise requests protection from its creditors, Tirex will be authorized to take over execution of outstanding contracts.

         13.11 In the event that Tirex enters into bankruptcy proceedings, Chapter 11 or otherwise requests protection from its creditors, Tirex will provide TIREX EUROPE S.L. with the complete technology package and drawings required to fulfill production and installation for outstanding contracts and with authorization to make use of such technology for current and future sales. However, in the event that Tirex would emerge successfully from such bankruptcy proceedings or other arrangements providing protection from its creditors, Tirex Europe will immediately return the entire technology package to Tirex and, with the exception of contracts in progress, will cease to be authorized to make use of such technology.

14.      EXPENSES

         14.1 Unless specifically agreed in advance, each party to this Agreement will be responsible for its own out-of-pocket expenses. For greater certainty, all expenses related to the establishment and operations of TIREX EUROPE S.L. shall be the responsibility of TIREX EUROPE S.L. and its shareholders.

15.      EXCHANGE INFORMATION

         15.1 The parties mutually agree to safeguard as each other's commercial secrets, without limitation, all price information, product costing information, customer lists, quotations, discount sheets, technical data, financial information not normally disclosed to the general public and which, if disclosed to third parties, would cause material financial hardship to the other party, with the exception of disclosures which may be required by law or judicial procedure, regardless of the format of the information, electronic, verbal or written, respecting the Products and Services transferred or disclosed by one party to the other, and will not permit the unauthorized use or disclosure of such information in any way which would be detrimental to any of the parties to this Agreement.

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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16.      DISPUTES

         16.1 In the event of differences in interpretation or litigation regarding this Agreement, the parties mutually agree to submit such differences or litigation for arbitration in International Chamber of Commerce in Geneva or through the office of the United Nations in New York.

17.      OTHER PARTIES TO THE AGREEMENT

         17.1 The parties to this Agreement mutually agree that any other person wishing to invest in TIREX EUROPE S.L. must agree to be bound by the terms of this Agreement as it may be amended from time to time.

         17.2 In the event of a change of management in Tirex, the terms of this agreement will remain binding on the Tirex Corporation.

18.      OTHER AGREEMENTS

         18.1 Tirex advises that there remains an exclusive Marketing Agreement in effect with W.A. Floogle Ltd. and its owner Mr. Bill Epstein (the "Epstein Agreement"), in respect of certain countries where TIREX EUROPE S.L. wishes to market and sell TCS Systems. Tirex agrees to bear sole responsibility for compensating or indemnifying W.A. Floogle Ltd. and its owner, Mr. Bill Epstein for any claims he may bring with regard to agreements signed by Tirex.

19.      ADDITIONAL BUSINESS OPPORTUNITIES

         19.1 TIREX EUROPE S.L. agrees that, in the event it becomes aware of new technologies which could benefit the TCS System or its component parts, and which could be manufactured on a cost-effective basis by Tirex or at a European facility which could be established by Tirex either alone or in partnership with TIREX EUROPE S.L. or another European entity. TIREX EUROPE S.L. will inform Tirex of this new technology and will cooperate with Tirex in the evaluation of the technical and commercial viability of establishing manufacturing capabilities which would be based on such new technology.

         19.2 Tirex and TIREX EUROPE S.L. agree to cooperate and to share in the development of new technologies respecting tire recycling equipment and products derived from the use of such equipment and any other technology to which the parties might mutually agree.

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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         19.3     TIREX EUROPE S.L. agrees that, should it wish to enter a joint venture agreement with a third party respecting the use of TCS Systems, the output of such systems or the manufacturing of products derived either from such output or from the core technology of the TCS System, Tirex will be offered the opportunity to participate in such joint venture.

20.      NOTICES

         20.1 All notices and communications which refer to this Agreement shall be directed to the respective parties thereto at the following addresses:

                  The Tirex Corporation        TIREX EUROPE S.L.
                  3828 St. Patrick Street      Avenuda Montecillo 4,
                  Montreal, Quebec             Fuente de Fresno,
                  Canada H4E 1A4               San Sebastian de los Reyes,
                                               28708 (Madrid),
                                               Spain.

21.      JURISDICTION OF THE AGREEMENT

         21.1 This Agreement shall be governed by and subject to the laws of the Province of Quebec.

22.      LANGUAGE OF THE AGREEMENT

         22.1 The parties have agreed that the present document be written in English. Les parties conviennent que le present document soit redige en anglais.

23.      EFFECT

         23.1 This is the full and final text of this agreement and any changes hereto will be set out in a separate document and will come into force when signed by all the signatories thereto.

         23.2 TIREX EUROPE S.L. agrees not to represent itself to any person or company outside the Territory as an accredited Tirex distributor, without the express written consent, in advance, from Tirex.

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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24.      EFFECTIVE DATE OF THIS AGREEMENT.

         24.1     The effective date of this Agreement shall be the latest of:

                  24.1.1 The day which TIREX EUROPE S.L. delivers to Tirex by FAX, mail, courier service or by hand, a purchase and sale agreement in respect of a TCS System, be it a TCS-1 or a TCS-2, fully executed by the Client and ready to be ratified by Tirex in accordance with
                           Article 8.3 of this Agreement.

                  24.1.2 The date on which this Agreement is ratified by the Board of Directors of the Tirex Corporation.

25.      AMENDMENTS AND FURTHER AGREEMENTS.

         25.1 This Agreement may be modified by mutual consent of the parties and any and all such modifications shall be in writing.

26.      AUTHORIZATION TO PUBLICIZE.

         26.1 The parties all agree that the information contained in this document may not be rendered public by any of the parties thereto until this agreement becomes effective.


Signed in Madrid this 24th Day of           Signed in Madrid this 24th Day of
April, 2001                                 April, 2001

For and on behalf of                        For and on behalf of:
The Tirex Corporation                       TIREX EUROPE S.L.



/s/ JOHN L. THRESHIE, JR.                   /s/ ALAN CROSSLEY
-------------------------------------       ------------------------------------
John L. Threshie Jr., President & CEO       Alan Crossley, Administrator Unico




/s/ MICHAEL D.A. ASH                        /s/ [ILLEGIBLE]
-------------------------------------       ------------------------------------
Michael D.A. Ash, Secretary-Treasurer       [illegible] 24/04/2001
& CFO

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The Tirex Corporation - Tirex Europe Strategic Market Development Agreement
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                                   APPENDIX A

                                    Territory

Country                                     Region(s) Thereof

Austria                                            All
Belgium                                            All
Croatia                                            All
Czech Republic                                     All
Eire                                               All
France                                             All
Germany                                            All
Hungary                                            All
India                                              All
Iran                                               All
Ireland                                            All
Israel                                             All
Italy                                              All
Kuwait                                             All
Luxembourg                                         All
Netherlands                                        All
Oman                                               All
Poland                                             All
Portugal                                           All
Russia                                             All
Saudi Arabia                                       All
Scandinavia                                        All
Siovenia                                           All
Spain                                              All
Switzerland                                        All
Turkey                                             All
United Arab Emirates                               All
United Kingdom                                     All


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